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Exhibit 5.1

Tel 713.758.2222  Fax 713.758.2346

March 10, 2016

Plains GP Holdings, L.P.
333 Clay Street, Suite 1600
Houston, Texas 77002

Ladies and Gentlemen:

        We have acted as counsel to Plains GP Holdings, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") filed on or about the date hereof with the Securities and Exchange Commission (the "Commission") in connection with the registration by the Partnership under the Securities Act of 1933, as amended (the "Securities Act"), of the offer and sale, from time to time, pursuant to Rule 415 under the Securities Act, by the selling shareholders named in the Registration Statement, of Class A shares representing limited partner interests in the Partnership (the "Shares").

        We have also participated in the preparation of the Prospectus (the "Prospectus") contained in the Registration Statement to which this opinion is an exhibit. Capitalized terms not defined herein shall have the meanings ascribed to them in the Prospectus.

        As the basis for the opinion hereinafter expressed, we examined such statutes, including the Delaware Revised Uniform Limited Partnership Act (the "Delaware LP Act"), and the Partnership's records and documents, certificates of the Partnership and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion. In such examination, we have assumed (i) the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies; (ii) that all signatures on each such document examined by us are genuine; (iii) that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective; and (iv) that all Shares will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the appropriate Prospectus Supplement.

        Based upon and subject to the foregoing, we are of the opinion that the Shares, when issued and delivered against payment therefor as described in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable.

        As to any facts material to the opinion contained herein, we have made no independent investigation of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of public officials and officers or other representatives of the general partner of the Partnership and the Partnership.

        The foregoing opinion is limited in all respects to the federal laws of the United States of America, the Delaware LP Act and the Constitution of the State of Delaware, each as interpreted by the courts of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

        We hereby consent to the references to this firm under the caption "Legal Matters" in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,
/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.

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  Exhibit 5.1